Exhibit 99.1

             Pegasus Aircraft Partners II, L.P. (the "Partnership")


                   Policy Regarding Requests for Partner Lists
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This is to inform you that,  in accordance  with the  provisions of the Delaware
Revised Uniform Limited Partnership Act (the "Act"), and without limiting its rights under the Partnership Agreement or the Act, as each may be amended from time to time, the Administrative General Partner of the Partnership has established standards applicable to requests for lists of Limited Partners. These standards were established in order to support the following objectives:
(1) that the lists not be used for an improper or inappropriate purpose or in a way that might be detrimental to the Partnership or the Limited Partners; (2) that the Limited Partners be given sufficient information and opportunity to decide how they should react in response to any solicitation or other communication addressed to them; and (3) that the Partnership and the Limited Partners not face an increased risk of adverse tax consequences as a direct or indirect result of any such solicitation or communication.

The Administrative General Partner requires any request to be made in writing by a record holder of limited partner interests with standing to request the list, to comply strictly with all applicable requirements of law and the Partnership Agreement, to state the purpose for which the request is made with sufficient specificity to enable the Administrative General Partner to make the determinations specified above, and to include an undertaking under oath by the person requesting the list and the persons or entities on whose behalf it is requested (1) to hold the list in strict confidence, and not to give any information derived from the list to any third party for any purpose whatsoever (other than a mailing house with corresponding obligations of confidentiality),
(2) to reimburse the Partnership for costs reasonably incurred in connection with the request and for the list, including confirming compliance with the undertakings required hereby and (3) to submit to the jurisdiction of the courts of the State of Delaware in any dispute arising in connection with such request and to appoint and maintain RL&F Service Corp., One Rodney Square, Tenth Floor, Wilmington, New Castle County, Delaware 19801 (whose reasonable fees and expenses will be paid by the Partnership) as such person's or entity's agent in the State of Delaware for acceptance of legal process in connection herewith. In addition, in the case of requests made for the purpose of soliciting tenders of the Limited Partners' interests or units in the Partnership or soliciting proxies or consents from Limited Partners or facilitating, assisting or supporting any such solicitation, the Administrative General Partner will, if and to the extent required by applicable law and the Partnership Agreement, make lists available or agree to disseminate such solicitations on behalf of requesting Limited Partners only upon receipt of an undertaking under oath by the person requesting the list and the persons or entities on whose behalf it is requested (1) to conduct the solicitation in accordance with the requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, including full disclosure of all material facts and (2)


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to  provide  a copy of any such  solicitation  materials  to the  Administrative
General Partner no later than the mailing of such materials to the Limited Partners. It is the view of the Administrative General Partner that the federal securities laws require that any tender offer for limited partner interests or units in the Partnership include rights of proration and withdrawal rights, irrespective of the number of interests or units sought. In accordance with the Partnership Agreement, the Administrative General Partner reserves the right to refrain from transferring limited partner interests or units for any reason, including if the Administrative General Partner, based upon advice from counsel, concludes that such acquisition would increase the risk of adverse tax consequences to the Partnership or the Limited Partners.

The Administrative General Partner shall endeavor to respond with reasonable promptness to any such request and reserves its rights to request such further assurances as may be necessary in order to enable it to make any of the determinations specified above and to enforce this Policy on a case-by-case basis as it deems in the best interests of the Partnership and its Limited Partners.



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